Exhibit 10.4
CONSULTING AGREEMENT
    THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of February 2, 2021 (the “Effective Date”), by and between ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation with an address at 800 Saginaw Drive, Redwood City, CA 94063 (the “Company”), and THOMAS LEUNG, an individual, with an address at (the “Consultant”).
Recitals
WHEREAS, Company has need for certain professional services, and Consultant desires to support Company by providing such professional services, as detailed in this Agreement.
NOW THEREFORE, intending to be legally bound, the parties hereby agree as follows:
1.    Consulting Services.
Commencing on the Effective Date, the Company hereby retains Consultant, and Consultant hereby agrees to perform consulting services for the Company as set forth herein. Upon Company’s request, Consultant agrees to devote its best efforts to provide to Company transition services and consultation pertaining to Consultant’s previous CFO duties and responsibilities and the Company’s Finance activities (the “Services”), including a reasonable amount of informal consultation over the telephone or otherwise as requested by Company. The specific nature and amount of the Services to be performed shall be as determined by the Company during the term of this Agreement not to exceed 10 hours per week. Consultant shall only devote such time as is requested by the Company and shall render the Services at such times as may be mutually agreed between the parties. Consultant shall perform the Services at any Company location or at other places, upon mutual agreement of the parties hereto. Consultant will perform Services, and provide the results thereof, with the highest degree of professional skill and expertise. Consultant may use the assistance of other individuals only with the prior written consent of the Company.
2.    Compensation.
In full consideration for Consultant's performance of the Services, subject to the other terms of this Agreement, Adverum will pay Consultant Four Hundred Fifty Dollars ($450.00) per hour. Payment for Services will be made to Consultant within thirty (30) days of Adverum's receipt of a detailed invoice itemizing all time actually worked (in 30-minute increments) and Services performed. As a condition to receipt of reimbursement of approved expenses, Consultant shall be required to submit to Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement. Consultant shall include the purchase order number on all invoices, and shall submit them directly to Adverum, Attn: Accounts Payable via e-mail at AP@adverum.com with a copy to lpatterson@adverum.com.

3.    Independent Consultant.
The parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits, nor will Company make deductions from Consultant’s fees for taxes or insurance (except as otherwise required by applicable law or regulation). Any payroll and employment taxes, insurance, and benefits imposed on Consultant due to activities performed hereunder will be the sole responsibility of Consultant.
4.    Recognition of Company’s Rights; Nondisclosure.
Consultant recognizes that Company is engaged in a continuous program of research and development respecting its present and future business activities. Consultant agrees as follows:
4.1    At all times during the term of this Agreement and for seven (7) years thereafter, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Consultant’s performing requested Services for Company or is expressly authorized in writing by an authorized representative of Company. Consultant will only disclose Company’s Proprietary Information to those of its officers, employees or other agents who are directly involved with performance under this Agreement or who have a need to see such Proprietary Information to enable it to perform its obligations under this Agreement. It is understood that the Proprietary Information will remain the sole property of Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information including, but not limited to, having each employee, agent or representative of Consultant, if any, with access to any Proprietary Information execute a nondisclosure agreement containing provisions in Company's favor at least as restrictive with regards to Proprietary Information as Article 4 of this Agreement. Consultant will also notify Company, promptly and in writing, of any actual or suspected unauthorized use or disclosure of Proprietary Information. Consultant shall be responsible for the breach by any of its officers, employees, or agents of the obligations of confidentiality and non-use set forth herein.
4.2    The term “Proprietary Information” may include, without limitation: (a) intellectual property, such as, but not limited to, patents, patent applications, copyrights, copyright applications, and trade secrets and/or (b) other proprietary or confidential information, including without limitation (i) physical or chemical or biological materials (such as, but not limited to, reagents, gene sequences, nucleic acids, cell lines, samples, media, antibodies, compounds, c-DNAs, antisense nucleotides, proteins and vectors) and techniques for their handling and use; (ii) information regarding ideas, technology and processes (such as, but not limited to, assays, techniques, sketches, schematics, drawings, works of authorship, models, designs, inventions, know-how, technical documentation, equipment, algorithms, software programs, software source documents, formulae); (iii) information concerning or resulting from research and development projects and other projects (such as, but not limited to, preclinical and clinical data, design details and specifications, engineering information, and works in process);

(iv) business and financial information (such as, but not limited to, current, future, and proposed products and services, financial information and models, information relating to procurement requirements, purchasing, manufacturing, customer lists, product plans, product ideas, business strategies, marketing or business plans, financial or personnel matters, investors, employees, business and contractual relationships, business forecasts, sales and merchandising, and information regarding third parties, suppliers, customers, employees, investors or facilities); (v) any information created using the foregoing Proprietary Information; and (vi) any other information which is designated as “Confidential,” “Proprietary” or some similar designation Notwithstanding the foregoing, any information a reasonable person under the circumstances would understand to be confidential and proprietary to Company shall be considered the Proprietary Information. Proprietary Information may also include information previously disclosed to Consultant by third parties. In addition, if Consultant provides samples, compounds or materials to Consultant, Consultant agrees that such samples, compounds or materials, together with all results obtained from any testing and evaluation thereof, shall be Proprietary Information, and Consultant will promptly disclose to Company all results obtained from its testing or evaluation of such samples, compounds and materials.
4.3    Proprietary Information shall not, however, include any information that Consultant can demonstrate by competent contemporaneous written proof: (a) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (b) becomes publicly known and made generally available after disclosure by Company to Consultant through no action or inaction of Consultant; (c) is already in the possession of the Consultant at the time of disclosure by Company; or (d) is obtained by Consultant from a third party without a breach of any obligations of confidentiality. Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because certain individual features are published or available to the general public or in the rightful possession of the receiving party unless the combination as a whole falls within any of the above exceptions.
4.4    Notwithstanding the provisions of Section 4.1, Proprietary Information may be disclosed to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction, provided that Consultant (a) provides notice of the requested disclosure to the Company as soon as reasonably practicable, and (b) cooperates fully with the Company to take all legally available steps to prevent or narrow such disclosure, including, without limitation, by seeking a protective order or confidential treatment. Consultant will restrict any required disclosure to only that portion of the Company’s Proprietary Information which Consultant is advised by legal counsel is legally required to be disclosed.
4.5    In addition, Consultant understands that Company has received and in the future will receive from third parties confidential or proprietary information (“Third party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant’s association and thereafter, Consultant will hold Third party Information in the strictest confidence and will not disclose or use Third party Information, except in connection with

Consultant’s performing requested Services for Company, or as expressly authorized in writing by an authorized representative of Company.
4.6    18 U.S.C. § 1833(b) Notice. The Company hereby provides notice that 18 U.S.C. § 1833(b) states as follows:
“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that — (A) is made — (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”
Accordingly, notwithstanding anything to the contrary in this Agreement, Consultant understands that Consultant has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Consultant understands that Consultant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Consultant understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Consultant understands and agrees that nothing in this Section 4.6 limits or modifies in any way Consultant’s obligations under any other Section of this Agreement or any applicable law regarding Proprietary Information.
5.    Intellectual Property Rights.
5.1    As used herein, “Intellectual Property” means: (a) any and all information, data, results, inventions and discoveries, whether or not patentable or copyrightable, made by Consultant individually or in conjunction with others in connection with the Services or based on any Proprietary Information, including, without limitation, all reports and other deliverables; (b) all modifications and/or improvements to the materials and any and all analogues, progeny, derivatives and/or reproducible and/or functional portions thereof made by Consultant individually or in conjunction with others, whether or not patentable; and (c) all intellectual property rights in and to all items described in clauses (a) and (b) above.
5.2    All Intellectual Property shall be the sole and exclusive property of the Company, and Consultant hereby assigns, and automatically will be deemed to have assigned, to the Company all Intellectual Property. Consultant shall promptly disclose to the Company any and all Intellectual Property. At the Company’s request and expense, Consultant shall undertake all further actions required to perfect the Company’s title to, and enjoyment of, such Intellectual Property.
5.3    If for any reason whatsoever the Company is unable to secure Consultant’s signature on any document needed in connection with furthering the purposes of Section 5.2, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agents and attorneys-in-fact, to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the purposes of Section 5.2 with the same legal force and effect as if executed by Consultant.
5.4    Consultant hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, worldwide, freely transferable and sublicenseable, irrevocable, perpetual license under any and all intellectual property rights now or hereafter owned and/or controlled by Consultant to exercise, exploit and otherwise fully enjoy the Company’s rights in and to the Intellectual Property, including, without limitation, to research, develop, make, have made, use, sell, offer for sale and/or import products and/or services based on or incorporating any Intellectual Property or any modification or derivative thereof.
5.5    Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Intellectual Property without the Company’s prior written permission.
6.    No Conflicting Obligation.
6.1    Consultant represents that Consultant’s performance of all of the terms of this Agreement and the performing of the Services for Company do not and will not breach or conflict with any agreement with a third party, including an agreement to keep in confidence any confidential information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement.
6.2    Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement.
7.    No Improper Use of Materials.
Consultant agrees not to bring to Company or to use in the performance of Services for Company any materials or documents of a present or former employer or client of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.
8.    Term and Termination.
8.1    Term. This Agreement, and Consultant’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of one (1) month after the Effective Date, unless earlier terminated as provided below.

8.2    Termination.
(a)    Company may terminate the Agreement at any time by giving written notice to the Consultant.
(b)    In the event Consultant is in breach of any of Sections 10.6, 10.7 or 15.7 of this Agreement, the Company shall have the right to terminate this Agreement for cause immediately by written notice to Consultant.
(c)    In the event either party remains in material breach of any of the provisions of this Agreement (such breaching party, the “Defaulting Party”) without cure for a period of five (5) business days after receiving written notice of such breach from the non-breaching party (the “Non-Defaulting Party”), the Non-Defaulting Party may terminate this Agreement forthwith by written notice to the Defaulting Party.
8.3    Survival. The obligations set forth in Articles 4, 5 and 10 through 14 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company, and promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.
9.    Compliance with Laws.
9.1    All Services performed under this Agreement by Consultant will at all times be in compliance with all applicable laws, regulations and guidelines, including, without limitation, any import/export control laws and any labor laws, including all applicable national, state and local fair employment practices laws. Any clause required to be in a document of this type by any applicable law or administrative regulation having the effect of law shall be deemed to be incorporated herein. Consultant warrants that the goods and Services shall comply with all applicable laws, standards and regulations, whether governmental or industrial, in effect on the date of delivery or known in the industry to become effective after such date.
9.2    Consultant’s performance under this Agreement shall comply with all applicable federal, state and local laws, rules and regulations and industry standards (collectively, “Regulatory Requirements”).
(a)    Should any applicable Regulatory Requirements change during the term of this Agreement, Consultant will make every reasonable effort to satisfy the new Regulatory Requirements. In the event that compliance with such new Regulatory Requirements necessitates a change in this Agreement, Consultant will submit to the Company a revised technical and cost proposal for the Company’s acceptance prior to performing the Services.

(b)    In the event of a conflict in applicable Regulatory Requirements, the Company, in consultation with Consultant, will designate the applicable Regulatory Requirements to be followed by Consultant in the performance of its Services.
9.3    Consultant will be responsible for obtaining and maintaining, at its sole expense, all permits, licenses, authorizations, approvals and the like necessary for carrying out its obligations under this Agreement.
9.4    Consultant will retain all applicable records in the manner and for the period required by the Regulatory Requirements or for a period of five (5) years, whichever is greater. During such period, if the Company notifies Consultant that it desires to receive such records, Consultant will promptly deliver such records to the Company or its designee.
9.5    In the event that any governmental or regulatory authority or any entity representing such an authority (each, a “Regulatory Authority”) requests access to Consultant’s records, facilities and/or personnel, or conducts an unannounced inspection, in each case relating to Services provided in connection with this Agreement, then Consultant shall promptly notify the contact set forth in the Notice section by phone. The Company shall have the right to be present at any audit or inspection by a Regulatory Authority that relates to Services and Consultant shall notify the Company of any such audit or inspection in advance when such notice is possible.
9.6    Consultant will permit the Company and its designees to examine or audit Consultant’s records relating to the Services and the facilities in which the Services are conducted, upon reasonable advance notice during regular business hours, to determine that Consultant is carrying out its obligations hereunder in accordance with applicable Regulatory Requirements and this Agreement.
10.    Time of the Essence.
The Company depends upon the timely delivery of Services provided hereunder, and, therefore, time is of the essence with regard to Consultant’s performance of Services.
11.    Assignment.
The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant’s Services, Consultant may not assign or delegate Consultant’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to an affiliate or to any person or entity that succeeds to all or substantially all of the Company’s business to which this Agreement relates, whether by merger, acquisition or other means. Any assignment not in accordance with this Article 13 shall be void.

12.    Legal and Equitable Remedies.
Because Consultant’s Services are personal and unique and because Consultant may have access to and become acquainted with the Proprietary Information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. The remedies provided under this Agreement are cumulative and are not exclusive of other remedies available to either party in law or equity.
13.    Governing Law; Severability.
This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California and without giving effect to conflict of laws principles. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.
14.    Miscellaneous.
14.1    Entire Agreement, Modifications and Waiver. This Agreement is the product of both of the parties hereto, constitutes the entire agreement between such parties pertaining to the subject matter hereof, and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. No waiver of any rights under this Agreement will be effective unless in writing signed by the party waiving such rights. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
14.2    Further Assurances. Contractor agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
14.3    Construction. Headings included herein are for convenience only, and shall not be used to construe this Agreement. Ambiguities, if any, in this Agreement shall not be construed against any party, irrespective of which party may be deemed to have drafted the Agreement or authorized the ambiguous provision.
14.4    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of this Agreement; and if any provision of this Agreement is held by a court to be unenforceable then the parties will ask the court making such determination to alter such provision so that it is valid and enforceable and to enforce it in its altered form for all purposes contemplated by this Agreement.
14.5    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties; provided that neither party may assign this Agreement, or any of its rights, remedies, obligations or liabilities hereunder, without the prior written consent of the other party, except that either party may assign the Agreement in conjunction with the merger, consolidation or sale of such party’s business or of all or substantially all of its assets. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.
14.6    Force Majeure. Except as otherwise herein provided, neither party shall be liable or deemed in default for failure to perform any duty or obligation that such party may have under this Agreement (other than a failure to make payment that is due and owing) where such failure has been occasioned by any act of terror, God, fire, inevitable accidents, war, civil unrest or any other cause outside the reasonable control of that party and occurring without its fault or negligence. The party whose performance has so been interrupted shall give the other party notice of the interruption and cause and shall use every reasonable means to resume full performance of this Agreement as soon as possible. In the event the period of non-performance exceeds sixty (60) days, the other party to this Agreement may terminate this Agreement without penalty immediately upon written notice of termination to the non-performing party.
14.7    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
In Witness Whereof, the parties hereto have entered into this Agreement by their duly authorized representatives as of the Effective Date.

THOMAS LEUNG		ADVERUM BIOTECHNOLOGIES, INC.
Signature:	/s/ Thomas Leung	Signature:	/s/ Leone Patterson
Print Name:	Thomas Leung	Print Name:	Leone Patterson
Title:		Title:	President
Date:	2021-02-02 | 09:50:17 PST	Date:	2021-02-02 | 10:07:51 PST

Reviewed by
		ADVM Legal:	/s/ John Rakow